Exhibit 10.1

NOMINATION AGREEMENT

This Nomination Agreement, dated the 14th day of May, 2009 (this “Agreement”), by and among Peerless Systems Corporation, a Delaware corporation (the “Company”), on the one hand, and (i) Bandera Partners LLC (“Bandera Partners” or “BP”), (ii) Bandera Master Fund L.P. (“Bandera Master Fund” or “BMF”), (iii) Bandera Partners Management LLC (“BPM”), (iv) Gregory Bylinsky (“Bylinsky”), (v) Jefferson Gramm (“Gramm”) and (vi) any other Affiliates of BP, BMF, BPM, Bylinsky or Gramm (together with BP, BMF, BPM, Bylinsky and Gramm, the “Bandera Parties” and, each, a “Bandera Party”), on the other hand.

WHEREAS, on April 29, 2009, the Company’s Board of Directors (the “Board”) voted to reduce the size of the Board from six to five members effective as of the date of the Company’s 2009 annual meeting of stockholders expected to be held on June 5, 2009 (the “2009 Annual Meeting”);

WHEREAS, on May 1, 2009, the Company filed with the Securities and Exchange Commission (the “SEC”) a proxy statement (the “Proxy Statement”) for the election of five directors at the 2009 Annual Meeting, having a filing date of May 4, 2009;

WHEREAS, the Company received from Bandera Partners a letter, dated May 5, 2009, requesting that the Company appoint Gramm to the Board;

WHEREAS, the Company received on May 8, 2009 from Cede & Co., acting at the request of its principal, Goldman Sachs Execution & Clearing, L.P., on behalf of BMF,  a notice letter nominating Bylinsky, Gramm and Edward Ramsden for election to the Board at the 2009 Annual Meeting (the “Bandera Stockholder Nominations”);

WHEREAS, following further discussions with Bandera Partners, the Nominating and Corporate Governance Committee of the Board has reviewed the qualifications of both Gramm and Bylinsky (the “Bandera Directors”);

WHEREAS, conditional upon the execution of this Agreement, the Nominating and Corporate Governance Committee has (i) determined that the Bandera Directors are “independent” as defined under NASDAQ listing rules applicable to directors and members of the nominating committee, as may be amended from time to time (the “General NASDAQ Independence Standards”), and (ii) resolved to nominate the Bandera Directors, and three other nominees, for election to the Board at the 2009 Annual Meeting; and

WHEREAS, the Company and the Bandera Parties have come to an agreement with respect to certain matters related to the Bandera Directors and the Bandera Parties’ investment in the Company, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements hereinafter set forth, and, intending to be legally bound hereby, the parties hereby agree as follows:

1.           Bandera Board Appointment.

(a)           Bandera Board Appointments.  The Company hereby agrees to nominate Bylinsky and Gramm for election at the 2009 Annual Meeting to the Board, to serve until the Company’s 2010 annual meeting of stockholders (the “2010 Annual Meeting”).  As soon as practicable after the date hereof, the Company shall file an amended and restated Proxy Statement with the SEC to include Bylinsky and Gramm as nominees for director of the Company and mail such amended and restated Proxy Statement and the accompanying proxy card to all stockholders entitled to vote at the 2009 Annual Meeting.  The language relating to such amended and restated Proxy Statement, the proxy card and all other proxy solicitation materials shall be in a form reasonably acceptable to the Bandera Parties.  The Company hereby agrees to use its best efforts to cause the election of the Bandera Directors to the Board at the 2009 Annual Meeting, including, without limitation, supporting them for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees, in the aggregate.  In connection with the amendment of the Proxy Statement and the Nominating and Corporate Governance Committee’s nomination and determination of independence, each of the Bandera Directors shall complete a director’s questionnaire provided by the Company, which shall be true, complete and correct in all material respects.  Each of the Bandera Directors shall be entitled to the same rights and benefits, including with respect to insurance, indemnification, compensation and fees, as are applicable to all independent directors of the Company.

(b)           Number and Identity of Nominees.  The Nominating and Corporate Governance Committee shall nominate five (and not more than five) persons for election at the 2009 Annual Meeting to the Board.  In addition to Bylinsky and Gramm, Steven M. Bathgate, Timothy E. Brog and Jeffrey Hammer shall be nominated by the Nominating and Corporate Governance Committee for election at the 2009 Annual Meeting to the Board.

(c)           Withdrawal of the Bandera Stockholder Nominations.  Bandera Master Fund hereby agrees to cause the Bandera Stockholder Nominations to be withdrawn as soon as practicable after the date hereof.

(d)           Vacancy.  If on or before the date of the 2010 Annual Meeting, any Bandera Director leaves the Board (whether by resignation or otherwise), the Bandera Parties shall be entitled to recommend to the Nominating and Corporate Governance Committee a replacement nominee; provided; that such nominee shall be subject to the approval of the Nominating and Corporate Governance Committee and shall be a person who (i) may reasonably be determined by the Nominating and Corporate Governance Committee to be “independent” under the General NASDAQ Independence Standards and (ii) meets the other requirements for the Company’s directors pursuant to the Company’s certificate of incorporation, bylaws and other governance documents, each as may be amended from time to time.  The Nominating and Corporate Governance Committee will not unreasonably withhold, or delay beyond five business days, its approval and nomination of any replacement director recommended by the Bandera Parties.  No later than five business days after the Nominating and Corporate Governance Committee’s approval and nomination of a replacement director recommended by the Bandera Parties pursuant to this Section 1(d), the Board will appoint such replacement director to the Board, and such replacement director will be a Bandera Director and shall be required to sign this Agreement.  In the event the Nominating and Corporate Governance Committee does not approve and nominate a replacement director recommended by the Bandera Parties, the Bandera Parties will have the right to recommend another replacement director for consideration by the Nominating and Corporate Governance Committee in accordance with this Section 1(d).

(e)           Board Committees and Meetings.

(i) Committees.  For so long as a Bandera Director serves on the Board, (A) one Bandera Director shall be on the Nominating and Corporate Governance Committee and (B) one Bandera Director shall be on the Strategic Committee.

(ii)           Meetings.  As long as each Bandera Director serves on the Board, such Bandera Director shall be given the same amount of advance notice of any meeting of the entire Board and of any Committee of the Board of which such Bandera Director is a member as is given to any other director of the Company.

(f)           Decrease in Beneficial Ownership.

(i)           Dilution Below 16%.  Within two business days of the first date hereafter on which the Bandera Parties become aware that their beneficial ownership of the Company’s Voting Securities has fallen below 16% of the then outstanding Voting Securities, the Bandera Parties shall (A) provide written notice thereof to the Company and (B) cause one of the Bandera Directors to resign from the Board; provided, that the Nominating and Corporate Governance Committee, by a majority vote of all Committee members other than the Bandera Director appointed to such Committee, shall have the right, in its sole discretion, to waive the resignation requirement set forth in the foregoing clause (B).

(ii)           Dilution Below 10%.  Within two business days of the first date hereafter on which the Bandera Parties become aware that their beneficial ownership of the Company’s Voting Securities has fallen below 10% of the then outstanding Voting Securities, the Bandera Parties shall (A) provide written notice thereof to the Company and (B) cause both of the Bandera Directors (or the sole remaining Bandera Director, as the case may be) to resign from the Board; provided, that the Nominating and Corporate Governance Committee, by a majority vote of all Committee members other than the Bandera Director appointed to such Committee, shall have the right, in its sole discretion, to waive the resignation requirement set forth in the foregoing clause (B).

(iii)           Sell-Down.  Within two business days of the first date hereafter on which the Bandera Parties’ beneficial ownership of the Company’s common stock (“Common Stock”) falls below 75% of the aggregate number of shares of Common Stock reported as being beneficially owned by Bandera Partners on the Schedule 13D filed with the SEC on May 5, 2009 (the “Bandera 13D”) as a result of sales or other dispositions of shares by the Bandera Parties, with such aggregate number of shares being subject to adjustment to proportionally account for any stock split, reverse stock split or stock dividend, the Bandera Parties shall (A) provide written notice thereof to the Company and (B) cause both of the Bandera Directors to resign from the Board; provided, that the Nominating and Corporate Governance Committee, by a majority vote of all Committee members other than the Bandera Director appointed to such Committee, shall have the right, in its sole discretion, to waive the resignation requirement set forth in the foregoing clause (ii).

2.           Voting and the 2009 Annual Meeting.

(a)           Voting.  For so long as a Bandera Director remains on the Board, at each meeting of the Company’s stockholders, and with respect to each other matter presented to a vote of the Company’s stockholders, each Bandera Party will vote, and will cause its respective Affiliates and Associates (as such terms are defined in Section 12) to vote, all Voting Securities (as such term is defined in Section 12) beneficially owned by it in the manner recommended by a majority of the Company’s Board.

(b)           2009 Annual Meeting Date.  The Company will hold its 2009 Annual Meeting on such date as is determined by the Board; provided, that the Company will use its reasonable best efforts to cause the 2009 Annual Meeting to be held on June 5, 2009.

3.           Termination.

(a)           This Agreement will remain in full force and effect and will be fully binding on the parties hereto in accordance with the provisions hereof until November 11, 2010.  Notwithstanding the foregoing and paragraphs (b) and (c) below, Section 16 and Section 17 will indefinitely survive any termination of this Agreement.

(b)           Notwithstanding paragraphs (a) above and (c) below, this Agreement may be terminated by the Bandera Parties immediately following:

(i)           the vote of Company stockholders at the 2009 Annual Meeting for the election of directors if such vote does not result in the election to the Board of (A) both Bandera Directors and (B) Steven M. Bathgate or an alternative independent director acceptable to, and approved in writing by, Bandera Partners in its reasonable discretion; and

(ii)           any material breach of any representation or warranty or covenant made by the Company under this Agreement; provided, in the case of a breach of any covenant for which a cure is reasonably practicable, that the Bandera Parties have delivered written notice to the Company of such breach and such breach is not cured within five (5) business days after the Company receives written notice of such breach.

(c)           Notwithstanding paragraphs (a) and (b) above, all obligations of the Company under this Agreement shall terminate upon, and the Bandera Parties shall cause the Bandera Directors to resign within three business days of, any material breach of any representation or warranty or covenant made by any Bandera Party under this Agreement; provided, in the case of a breach of any covenant for which a cure is reasonably practicable, that the Company has delivered written notice to the Bandera Parties of such breach and such breach is not cured within five (5) business days after the Bandera Parties receive written notice of such breach; and provided, further, that the Bandera Parties shall continue to be obligated under Section 4 after such termination until November 11, 2010.

4.           Standstill.

(a)           During the period commencing on the date of this Agreement and ending on the date of termination of this Agreement, each Bandera Party agrees that, without the prior written consent of the Company, which consent shall have been specifically expressed in a written resolution adopted by a majority vote of all Board members other than the Bandera Directors, it will not, and will cause each of its Affiliates, Associates (as such terms are defined in Section 12), officers, agents and other Persons acting on its behalf not to:

(i)           acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another Person (as such term is defined in Section 12), by joining a partnership, limited partnership, syndicate or other “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), or otherwise, any Voting Securities (as such term is defined in Section 12), or otherwise become the beneficial owner (as such term is defined in Section 12) of any Voting Securities; provided, that no such acquisition shall be deemed to occur solely due to a stock split, reverse stock split, stock dividend, cancellation or repurchase of Voting Securities, reclassification, reorganization or other transaction affecting the Voting Securities generally.

(ii)           engage, or in any way participate, directly or indirectly, in any “solicitation” (as such term is defined in Rule 14a-1(l) promulgated by the SEC under the Exchange Act) of proxies or consents (whether or not relating to the election or removal of directors); seek to advise, encourage or influence any Person with respect to the voting of any Voting Securities in any manner other than that recommended by a majority of the Board; initiate, propose or otherwise “solicit” (as such term is defined in Rule 14a-1(l) promulgated by the SEC under the Exchange Act) stockholders of the Company for the approval of stockholder proposals whether made pursuant to Rule 14a-8 or Rule 14a-4 under the Exchange Act or otherwise; induce or attempt to induce any other Person to initiate any such stockholder proposal; or otherwise communicate or seek to communicate with the Company’s stockholders or others pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act; provided, that this Section 4(b)(ii) shall not prohibit any Bandera Party from (A) voting, in such manner as it may determine in its sole discretion, any of the Voting Securities reported as being beneficially owned by Bandera Partners on the Bandera 13D; provided, however, this subparagraph (A) shall only be applicable if the Bandera Party has been advised in writing by its outside counsel that voting such Voting Securities based upon the recommendation of the Board would breach a fiduciary duty owed to its investors, (B) communicating with the Company or any officer or director of the Company in a non-public manner or (C) communicating with any Person who is an investor in any of the Bandera Parties in a non-public manner;

(iii)           form, join or in any way participate in any “group” (within the meaning of Rule 13d-5 of Regulation 13D-G under the Exchange Act) with respect to any Voting Securities with any Person not identified in the Bandera 13D;

(iv)           deposit any Voting Securities in any voting trust or subject any Voting Securities to any arrangement or agreement with respect to the voting of any Voting Securities, except with a Bandera Party or as expressly set forth in this Agreement;

(v)           seek to have called, or cause to be called, any meeting of the stockholders of the Company;

(vi)           make any public demand to inspect the books and records of the Company, including pursuant to any statutory right that the Bandera Parties may have;

(vii)           enter into any arrangements, understanding or agreements (whether written or oral) with, or advise, finance, assist or encourage, any other Person in connection with any of the foregoing, or make any investment in, any other Person that, to the best knowledge of the Bandera Parties at the time such investment is made, engages, or offers or proposes to engage, in any of the foregoing;

(viii)                      make any proposal (including the public disclosure or discussion of any proposal) or statement regarding any of the foregoing, or publicly disclose any intention, plan or arrangement (whether written or oral) inconsistent with the foregoing, or make or publicly disclose any request to amend, waive or terminate any provision of this Agreement; provided, that this Section 4(b)(viii) shall not prohibit any Bandera Party from communicating with the Company or any officer or director of the Company in a non-public manner; or

(ix)           take, or cause or induce others to take, any action inconsistent with any of the foregoing.

(b)           During the period commencing on the date of this Agreement and ending on the date of the 2009 Annual Meeting, each Bandera Party agrees that, without the prior written consent of the Company, which consent shall have been specifically expressed in a written resolution adopted by a majority vote of all Board members, it will not, and will cause each of its Affiliates, Associates, officers, agents and other Persons acting on its behalf not to:

(i)           directly or indirectly enter into any agreement, arrangement, understanding or contract (whether written or oral) with any other stockholder or director of the Company with respect to the Company, the Common Stock or other securities of the Company, other than the terms set forth in this Agreement;

(ii)           enter into any arrangements, understanding or agreements (whether written or oral) with, or advise, finance, assist or encourage, any other Person in connection with any of the foregoing, or make any investment in, any other Person that, to the best knowledge of the Bandera Parties at the time such investment is made, engages, or offers or proposes to engage, in any of the foregoing; or

(iii)           take, or cause or induce others to take, any action inconsistent with any of the foregoing.

5.           Inspection.  For so long as this Agreement shall remain in effect, this Agreement shall be made available for inspection by any stockholder at the principal executive offices of the Company.

6.           Insider Trading; SEC Filings.  During the term of this Agreement, each of the Bandera Parties shall be bound by, and shall cause its Associates and Affiliates to be bound by, the Company’s Insider Trading Compliance Program, as such program may be amended from time to time by the Board.  A copy of such program as in effect as of the day hereof, has been provided to the Bandera Parties.  Each of the Bandera Parties agrees to timely file such reports as may be required by applicable law with respect to their Voting Securities, including, but not limited to, reports under Sections 13(d) and 16 of the Exchange Act.

7.           Representations and Warranties of Bandera Parties.  The Bandera Parties jointly and severally represent and warrant to the Company as follows:

(a)           Each Bandera Party has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(b)           This Agreement has been duly and validly authorized, executed, and delivered by each Bandera Party, constitutes a valid and binding obligation and agreement of each Bandera Party, and is enforceable against each Bandera Party in accordance with its terms.

(c)           The aggregate number of shares of Common Stock reported as being beneficially owned by Bandera Partners on the Bandera 13D are beneficially owned by Bandera Partners (as disclosed on the Bandera 13D) as of the date hereof, and such shares of Common Stock constitute all of the Voting Securities owned by the Bandera Parties and their Affiliates and Associates as of the date hereof.

(d)           Each of the Bandera Directors has completed and delivered to the Company a director’s questionnaire provided by the Company, which is true, complete and correct in all material respects as of the date hereof.

(e)           As of the date hereof, none of the Bandera Parties has any direct or indirect agreement, arrangement, understanding or contract (whether written or oral) with any other stockholder, employee, agent or director of the Company with respect to the Company, the Common Stock or other securities of the Company, other than the terms set forth in this Agreement.

8.           Representations and Warranties of the Company.  The Company hereby represents and warrants as follows:

(a)           The Company has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(b)           This Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms.

(c)           On April 29, 2009, the Board voted to reduce the size of the Board from six to five members effective as of the date of the 2009 Annual Meeting, and such vote has not been, and will not at any time prior to the 2009 Annual Meeting be, revoked, rescinded or superseded by any subsequent vote of the Board.

(d)           The Company has not received any nominations by stockholders pursuant to Article III, Section 5(c) of its bylaws with respect to the 2009 Annual Meeting, other than the Bandera Stockholder Nominations.

(e)           The Company has not mailed or otherwise delivered, and will not mail or otherwise deliver, a Proxy Statement and proxy card substantially in the form filed with the SEC on May 1, 2009 (with a filing date of May 4, 2009) to its stockholders.

(f)           On May 12, 2009, the Nominating and Corporate Governance Committee (i) determined that each of the Bandera Directors is “independent” under the Listing General NASDAQ Independence Standards, and (ii) conditional upon the execution of this Agreement, resolved to nominate the Bandera Directors and Timothy Brog, Jeffrey Hammer and Steven Bathgate for election to the Board at the 2009 Annual Meeting.

(g)           The 2009 annual meeting of the Board will be held immediately following (and not before) the 2009 Annual Meeting.  As of such annual meeting of the Board, unless otherwise unanimously agreed to by the Board at such meeting, there will be no committees of the Board other than the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Strategic Committee.

(h)           True, complete and correct copies of the Company’s certificate of incorporation or bylaws in full force and effect as of the date hereof are attached to this Agreement as Exhibits 1 and 2, respectively.  The Board will not approve any amendment to the Company’s certificate of incorporation or bylaws, or any certificate of designations of preferred stock, prior to the 2009 annual meeting of the Board.

9.           Specific Performance.  Each of the Bandera Parties, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable in damages.  It is accordingly agreed that the Bandera Parties, on the one hand, and the Company, on the other hand (the “Moving Party”), will each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof and the other party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.

10.           Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

11.           No Waiver.  This Agreement may be waived only by a written instrument duly signed by the party (or, in the case of the Bandera Parties, the Representative (as defined in Section 19)) against whom such waiver may be sought to be enforced, except as otherwise expressly provided in Section 1(f).  Any waiver by either the Representative or the Company of a breach of any provision of this Agreement will not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement.  The failure of either the Representative or the Company to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

12.           Certain Definitions.  As used in this Agreement,

(a)           “Person” will mean any individual, partnership, corporation, group, syndicate, trust, government or agency, or any other organization, entity or enterprise;

(b)           “Affiliates” and “Associates” will have the meanings set forth in Rule 12b-2 under the Exchange Act and will include Persons who become Affiliates or Associates of any Person subsequent to the date hereof;

(c)           “Voting Securities” will mean any securities of the Company entitled, or which may be entitled, to vote in the election of directors, or securities convertible into or exercisable or exchangeable for such securities, whether or not subject to passage of time or other contingencies;  and

(d)           “beneficial owner” and “beneficially own” have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act.

13.           Successors and Assigns.  Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void.  Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

14.           Reserved.

15.           Headings.  The section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

16.           Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) upon sending if sent by facsimile during regular business hours or on the next business day, if sent by facsimile after regular business hours, in each case with electronic confirmation of sending; provided, that a copy is sent on the same day by registered mail, return receipt requested, in each case to the appropriate mailing address set forth below (or to such other mailing address as a party may designate by notice to the other parties in accordance with this Section 16), (c) one (1) day after being sent by nationally recognized overnight carrier to the addresses set forth below (or to such other mailing addresses as a party may designate by notice to the other parties in accordance with this Section 16) or (d) when actually delivered if sent by any other method that results in delivery (with written confirmation of receipt):

If to the Company:

Peerless Systems Corporation
2381 Rosecrans Avenue
El Segundo, California 90254
Attn: Chief Executive Officer
Telephone:                             310-536-0908
Facsimile:                                310-536-0058

with a copy (which shall not constitute notice) to:

Peerless Systems Corporation
2381 Rosecrans Avenue
El Segundo, California 90254
Attn: Chairman of the Board
Telephone:                             310-536-0908
Facsimile:                                310-536-0058

If to the Bandera Parties or the Representative to:

Bandera Partners LLC
26 Broadway
Suite 1607
New York, New York 10004
Attn: Jefferson Gramm
Telephone:                             212-232-4583
Facsimile:                                212-232-4586

with a copy to

Robert E. Holton, Esq.
Arnold & Porter LLP
399 Park Avenue
New York, New York 10022-4690
Telephone:                             212-715-1137
Facsimile:                                212-715-1399

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

17.           Jurisdiction; Applicable Law.  Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the federal or state courts in Newcastle County in the State of Delaware in the event any dispute arises out of this Agreement, (b) agrees that it will not bring any action relating to this Agreement in any court other than the federal or state courts of the State of Delaware, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees that service of process in any proceeding in any such court may be made by registered mail, return receipt requested, to the applicable address set forth in, or in accordance with, Section 16.  This Agreement will be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware applicable to contracts executed and to be performed wholly within such state without giving effect to the choice of law principles of such state.

18.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be an original, but all of which together will constitute one and the same Agreement.

19.           Bandera Representative.  Each of the Bandera Parties hereby irrevocably appoints Bandera Partners as its attorney-in-fact and representative (the “Representative”), in its place and stead, to do any and all things and to execute any and all documents and give and receive any and all notices or instructions in connection with this Agreement.  The Company will be entitled to rely, as being binding on each of the Bandera Parties, upon any action taken by the Representative or upon any document, notice, instruction or other writing given or executed by the Representative.

20.           Entire Agreement; Amendments.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and may be amended, modified or supplemented only by a written instrument duly executed by the Company and the Representative.  No amendment to this Agreement shall be deemed to be duly executed by the Company unless authorized by a written resolution adopted by a majority vote of all Board members other than the Bandera Directors.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned parties has executed or `caused this Agreement to be executed or caused to be executed on its behalf on the date first above written.

BANDERA PARTNERS LLC

By:	/s/ Gregory Bylinsky
Name:	Gregory Bylinsky
Title:	Managing Director

BANDERA MASTER FUND L.P.
By: Bandera Partners LLC Its: General Partner
By:	/s/ Gregory Bylinsky
Name:	Gregory Bylinsky
Title:	Managing Director

BANDERA PARTNERS MANAGEMENT LLC

By:	/s/ Gregory Bylinsky
Name:	Gregory Bylinsky
Title:	Managing Director

/s/ Gregory Bylinsky
Gregory Bylinsky

/s/ Jefferson Gramm
Jefferson Gramm

PEERLESS SYSTEMS CORPORATION

By:	/s/ Timothy Brog
Name:	Timothy Brog
Title:	Chairman of the Board